Exhibit 10.20

AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING

This Amendment is made by and between Gregg Appliances (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”) with respect to that certain Agreement for Wholesale Financing entered into by and between Dealer and CDF on September 8, 2000, as amended (the “Agreement”).

FOR VALUE RECEIVED, Dealer and CDF agree to amend the Agreement to provide as follows (capitalized terms shall have the meaning as defined in the Agreement unless otherwise indicated):

1. The following paragraph is incorporated into the Agreement as if fully and originally set forth therein:

(a)	Minimum EBITDA to Revenue. Dealer covenants that EBITDA for the preceding ‘Four fiscal quarters then ended, calculated as of the last day of each fiscal quarter shall not be less than three and one-half percent (3.5%) of Dealer’s Revenue for the four fiscal quarters then ended.

(b)	Minimum EBITDA to Interest Expense. Dealer covenants that the ratio of EBITDA for the preceding four fiscal quarters then ended to cash interest expense for the preceding four fiscal quarters then ended, calculated as of the last day of each fiscal quarter, shall not be less than two to one (2.0:1).

(c)	Maximum Total Funded Debt to EBITDA. Dealer covenants that the ratio of Total Funded Debt to EBITDA for the preceding four fiscal quarters then ended, calculated as of the last day of each fiscal quarter, shall not be greater than (i) five and twenty-five one hundredths to one (5.25:1) as of the last day of each fiscal quarter in Dealer’s fiscal year ending on March 31, 2005, and (ii) four and twenty-five one hundredths to one (4.25:1) as of the last day of each fiscal quarter thereafter.

(d)	Maximum Debt to Tangible Net Worth. Dealer covenants that the ratio of Debt to Tangible Net Worth shall at all times not be greater than five to one (5.0:1). For purposes of this calculation, Tangible Net Worth shall include Subordinated Debt and the Debt on Dealer’s 8-year senior notes.

(e)	Availability. Dealer must at all times maintain borrowing base availability of at least eight million five hundred thousand dollars ($8,500,000.00) on its credit facility with Congress Financial Corporation (Central).

For purposes of this paragraph: (i) ‘Tangible Net Worth’ means the book value of Dealers assets less liabilities, excluding from such assets all Intangibles; (ii) ‘Intangibles’ means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF’s sole discretion, (iii) ‘Debt’ means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Dealer has pledged assets to secure performance whether or not direct recourse liability has been assumed by Dealer, (iv) ‘Total Funded Debt’ means the sum of all Debt for borrowed money and other interest-bearing Debt; (v) ‘Subordinated Debt’ means the sum of: all of Dealer’s Debt which is subordinated to the payment of Dealer’s liabilities to CDF by an agreement in form and substance satisfactory to CDF and 2) sixty percent (60%) of total deferred revenue on extended maintenance agreements; (vi) ‘EBITDA’ means, for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included): (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period, and including therein (to the extent excluded): (G) non-cash stock compensation expense; and (H) expenses incurred in connection with the merger of GIC Corporation into Dealer; (vii) ‘Revenue’ means all revenue arising out of Dealer’s sales of goods and services. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, if applicable, shall be calculated on a consolidated basis.”

2. The definition of “Collateral Report” in Section 1 of the Agreement is hereby restated in its entirety to read as follows:

“Collateral Report shall mean a report compiled by Dealer specifying (a) the model, quantity and total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF that is unsold and in Dealer’s possession and control as of the date of such Report to the extent CDF has a first priority, fully perfected security interest therein, and (b) an aging of such inventory.”

3. Section 8 of the Agreement is hereby restated in its entirety to read as follows:

“Financial Statements. Dealer will deliver to CDF: (a) within ninety (90) days after the end of each of Dealer’s fiscal years, a reasonably detailed and audited balance sheet as of the last day of such fiscal year and a reasonably detailed and audited income statement covering Dealers operations for such fiscal year in a form satisfactory to CDF; (b) within thirty (30) days after the end of each calendar month, a Dealer prepared and reasonably detailed balance sheet as of the last day of such month and a Dealer prepared income statement covering Dealer’s operations for such month, in a form satisfactory to CDF; (c) all other Financial Covenant related reports, certificates and information (including borrowing base. certificates and supporting information therefore) when the same is provided to Congress Financial Corporation (Central), and (d) within ten (10) days after request therefore by CDF, any other report requested by CDF relating to the Collateral or the financial condition of Dealer. Dealer warrants and represents to CDF that all financial statements and information relating to Dealer or any guarantor which have been or may hereafter be delivered by Dealer or any guarantor are true and correct and have been and will be prepared in accordance with generally acceptable accounting principles consistently applied and. with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Dealer or any guarantor since the submission to CDF, either as of the date of delivery, or, if different, the date specified therein, and Dealer acknowledges CDF’s reliance thereon.”

4. Subsections 14(f), (g), (h), (n), (o) and (q) of the Agreement are hereby amended in their entirety to read as follows:

“(f) Dealer or any guarantor is or becomes in default (i) in the payment of any debt in the total principal amount of $1 million or more owed to any third party (“Material Debt”), or (ii) under any other material obligation or covenant under the instruments governing Material Debt if the effect of such breach is to cause, or to permit the holder(s) of such Material Debt then to cause such Material Debt to be declared due and payable prior to its stated maturity, in each case after giving effect to any grace period waiver or forbearance regarding any such default which may be given by the third party or any amendment to any agreement between Dealer and the third party which has the effect of causing such default to not occur; (g) a money judgment for more than $250,000 issues against Dealer or any guarantor and is not discharged, stayed or bonded pending appeal within 30 days; (h) an attachment, sale or seizure issues or is executed against any material assets of Dealer or of any guarantor and is not discharged, stayed or bonded pending appeal within 30 days;”

“(n) Dealer, any guarantor or any member while Dealer’s business is operated as a limited liability company, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law unless as to any involuntary proceeding, the proceeding is dismissed, stayed or bonded within 30 days; provided, however, that during such 30 day cure period CDF shall have no obligation to advance any additional funds or issue any approval under this Agreement; (o) any receiver is appointed for any assets of Dealer, any guarantor or any member while Dealer’s business is operated as a limited liability company, as applicable unless as to any involuntary proceeding, the proceeding is dismissed, stayed or bonded within 30 days; provided, however, that during such 30 day cure period CDF shall have no obligation to advance any additional funds or issue any approval under this Agreement;”

“(q) Dealer loses any franchise, permission, license or right to sell or deal in any Collateral which CDF finances if, in connection with such loss, Dealer does not have the right to dispose of unsold inventory at fair value;”

5. CDF hereby (a) consents to the merger of GIC Corporation, an Indiana corporation and wholly owned subsidiary of Gregg Investment Corporation, LLC, a Delaware limited liability company, with and into Dealer and any assignment of the Agreement deemed to result therefrom, (b) waives any breach, default, or event of default under the Agreement that might otherwise occur solely as a result of such merger or deemed assignment, and (c) acknowledges and agrees that the Agreement will continue in full force and effect in accordance with its terms after such merger.

All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.

IN WITNESS THEREOF, Dealer and CDF have executed this Amendment to Agreement for Wholesale Financing this 2nd day of February, 2005.

GREGG APPLIANCES, INC.

By:	/s/ Jerry Throgmartin
Jerry Throgmartin, President

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ David J. Lynch
David J. Lynch Vice President of Operation